Exhibit 99.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

2010 THIRD QUARTER REPORT

Dear Stockholder:

As we enter the final quarter of 2010, we feel very positive about the measurable progress we have made towards accomplishing our goals for the year.  Despite a slow economic recovery, we have maintained a steady leasing and financing pace; addressing 83% of our 2010 maturing debt as of September 30, 2010 and signing nearly 430 new and renewal leases aggregating to almost three million square feet.  This leasing velocity has helped us to not only re-lease or have in active lease negotiations more than 75% of our vacant space resulting from the retail bankruptcies of 2008 that impacted our portfolio, but has also helped us achieve a leased rate of 90.6% as of September 30, 2010, including 1.7% related to temporary leases.  Due to our solid operating fundamentals, we have also been able to generate $154 million in cash flows from operations as of September 30, 2010, which is on track to accomplish our year-end goal of $200 million in cash flows from operations.  We have been able to steadily increase our distributions to stockholders and with the payment of the third quarter distribution, the distribution rate was increased for the fourth consecutive quarter.  Looking ahead to 2011, new leases signed in the past two years represent an additional $36 million in annual rental income which could further enhance distributable cash flows to stockholders.

On October 12, 2010, we held our Annual Meeting of Stockholders where stockholders voted to approve the election of all of the nominees for the board of directors, the amendment and restatement of our charter, and the amended independent director stock option plan.  At the meeting, several members of the executive management team gave brief business presentations.  The Annual Meeting of Stockholders Presentation is available on our website at www.inlandwestern.com in the Investor Relations section.

We wish to thank our board of directors, employees and most importantly, our stockholders for their patience over the past two years.  Navigating through the tough economy required some difficult decisions.  Making these decisions has provided us the ability to improve our balance sheet and growth prospects.  We continue to address the challenges of the economy, as we strive to enhance the long-term stockholder value, and are optimistic about the road ahead.

We are not out of the woods yet, as the economy seems slow to recover.  However, we believe we are now stable and must begin shifting our focus towards longer term growth opportunities.  In order to capitalize on future growth opportunities, we will need to be able to access capital to fund our leasing efforts, potential acquisitions and to further reduce the amount of debt we carry on our balance sheet.  We are now in a position to evaluate the feasibility of accessing capital to provide for our future.

The Inland Western executive management team will host our 2010 Third Quarter Update Webcast on Thursday, December 2, 2010 at 2:00 p.m. CT.  We encourage all stockholders to participate.  To register for the webcast, please visit the Investor Relations portion of our website at www.inlandwestern.com. If you are unable to join us for the webcast, a replay will be available in the Investor Relations section of our website at www.inlandwestern.com.

If you have any questions, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.  We appreciate your continued support of Inland Western.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes

President and Chief Executive Officer

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “goal,” “initiative,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors, including those detailed in the sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC titled “Risk Factors”.